Exhibit 1

Kellner Seeking Expedited Appeal of Delaware Court Finding that Nomination Notice was Properly Denied

Court Found that Several AIM Advance Notice Bylaws Are Invalid

January 3, 2024: Ted D. Kellner, Todd Deutsch and Robert L. Chioini (collectively, the “Kellner Group”) today issue the following statement in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors (the “Board”) of AIM Immunotech Inc. (NYSE American: AIM) and create value for stockholders.

On December 28, 2023, the Delaware Court of Chancery ruled in Mr. Kellner’s favor that four separate advance notice bylaw provisions adopted by the AIM Board in March 2023 are invalid. The invalidated provisions relate to the substantive topics of arrangements and understandings, prior relationships among the nominating stockholder or associated persons and nominees, ownership and other economic interests and known support. According to the Court, “these provisions seem designed to thwart an approaching proxy contest, entrench the incumbents, and remove any possibility of a contested election.” (emphasis added) The Court only addressed six directly challenged provisions and found four of those to be invalid, but noted that certain offending language appeared in numerous other provisions throughout the advance notice bylaws.

We believe this ruling is consistent with our view that the clear purpose of AIM’s advance notice bylaw amendments was to provide pretext to deny any nomination, no matter the disclosure provided, and it was inevitable that any nomination attempt would be denied.

However, despite this ruling, the Court went on to find that Mr. Kellner’s notice of nominations did not comply with certain remaining advance notice provisions that were not invalidated (or, in one case, a predecessor provision that the Court revived). The Kellner Group disagrees with the Court’s opinion on this finding as to numerous matters of fact and law and Mr. Kellner is seeking an expedited appeal and to enjoin the Annual Meeting pending such appeal.

As one of AIM’s largest stockholders, Mr. Kellner is pursuing this appeal to bring accountability to a Board that is committed to entrenching itself at all costs. We continue to believe that for AIM to have any chance of success, significant change in the Board is urgently needed. It is clear to us that stockholders have no faith in the incumbent Board’s abilities or motivations. It is also very clear to us that if the Board allowed a meaningful director election, stockholders would overwhelmingly vote for change.

Following the Delaware Court’s decision, AIM announced that it will disregard the Kellner Group’s nominations and that any proxies voted in favor of the Kellner Group nominees will not be recognized or tabulated at the Annual Meeting. If the Annual Meeting is not enjoined and goes forward as currently scheduled before the appeal is resolved, any stockholder that previously delivered a gold proxy card to the Kellner Group, and wishes to be represented at the Annual Meeting, should consult AIM’s proxy materials for information. Although stockholders would not be able to vote for the Kellner Group nominees at the Annual Meeting, stockholders would retain the ability to “withhold” their votes for the incumbent directors. Even if the Annual Meeting is not enjoined and goes forward as currently scheduled, Mr. Kellner intends to pursue his appeal and seek relief to allow for a stockholder vote on the Kellner Group nominees.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2623

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.